Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

July 23, 2013

U.S. Securities and Exchange Commission

100 F. Street, NE

Washington, DC 20549-7561

Re: Stakool, Inc. -- SEC File No. 00-24723

Dear Ladies and Gentlemen:

We have read the statements of Stakool, Inc. (the “Registrant”) in Item 4.01 on Form 8-K dated July 17, 2013, and we are in agreement with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours truly,

/s/ Silberstein Ungar, PLLC
Silberstein Ungar, PLLC